EXHIBIT (8)(b)(1)
Amendment No. 4 to Participation Agreement (AllianceBernstein)
AMENDMENT TO
PARTICIPATION AGREEMENT
     THIS AGREEMENT, made and entered into as of April 1, 2000 (“Agreement”), by and among Merrill Lynch Life Insurance Company, an Arkansas life insurance company (“Insurer”); Alliance Capital Management L.P., a Delaware limited partnership (“Adviser”), the investment adviser of the Fund referred to below; and Alliance Fund Distributors, Inc., a Delaware corporation (“Distributor”), the Fund’s principal underwriter (collectively, the “Parties”),
WITNESSETH THAT:
     WHEREAS Insurer, the Distributor, and the Adviser have entered into a Participation Agreement, (the “Participation Agreement”) dated as of December 12, 1996, whereby shares of investment portfolios of Alliance Variable Products Series Fund, Inc. (the “Fund”) are made available to serve as the underlying investment medium for variable annuity contracts of Insurer (the “Contracts”); and
     WHEREAS, as of May 1, 1997 Schedule A of the Participation Agreement was amended to provide for the contribution to the Fund of amounts attributable to variable life insurance policies (the “Policies”) of Insurer; and
     WHEREAS, as of June 5, 1998 Schedule A of the Participation Agreement was amended to make shares of an additional investment portfolio of the Fund available to serve as the underlying investment medium for the Contracts; and

     WHEREAS, as of July 22, 1999 Schedule A of the Participation Agreement was amended to make shares of an additional investment portfolio of the Fund available to serve as the underlying investment medium for the Policies; and
     WHEREAS, the Parties now desire to amend Schedule A of the Participation Agreement to make shares of investment portfolios of the Fund available to serve as the underlying investment medium for an additional variable annuity contract of Insurer.
     NOW, THEREFORE, in consideration of the mutual benefits and promises contained herein, the Parties hereby amend Schedule A of the Participation Agreement as reflected in the attached schedule to this Agreement.
IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers signing below.

MERRILL LYNCH LIFE INSURANCE COMPANY

By:	/s/ Barry Skolnick

	Name:	Barry Skolnick
	Title:	Senior Vice President

ALLIANCE CAPITAL MANAGEMENT L.P.

By:	Alliance Capital Management Corporation,
its General Partner

By:	/s/ John D. Carifa

	Name:	John D. Carifa
	Title:	President and Chief Operating Officer

ALLIANCE FUND DISTRIBUTORS, INC.

By:	/s/ Richard A. Winge

	Name:	Richard A. Winge
	Title:	Senior Vice President and Managing Director

As of April 3, 2000
SCHEDULE A
ACCOUNTS, POLICIES AND PORTFOLIOS
SUBJECT TO THE PARTICIPATION AGREEMENT

Name of Separate
Account and Date	Contracts/Policies Funded	Portfolios
Established by Board of Directors	By Separate Account	Applicable to Policies
Merrill Lynch Life Variable Annuity Separate Account A (8/6/91)	Merrill Lynch Retirement Plus Merrill Lynch Retirement Power	Premier Growth Portfolio Quasar Portfolio Premier Growth Portfolio Growth & Income Portfolio

Merrill Lynch Variable Life Separate Account (11/19/90)	Merrill Lynch Investor Life Merrill Lynch Investor Life Plus Merrill Lynch Estate Investor I Merrill Lynch Estate Investor II	Premier Growth Portfolio Quasar Portfolio

Merrill Lynch Life Variable Life Separate Account II (11/19/90)	Prime Plan V, VI, 7 Prime Plan Investor	Premier Growth Portfolio Quasar Portfolio